Filed Pursuant to Rule 424(b)(3)
File Number 333- 167059

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1
to Prospectus dated July 13, 2010

Z TRIM HOLDINGS, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated July 13, 2010. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the OTC Bulletin under the symbol ZTHO. On July 15, 2010, the closing price of our common stock on the OTC Bulletin Board was $1.00.

This Prospectus Supplement includes the following attached items:

Current Report on Form 8-K dated July 16, 2010, as filed by us with the Commission on July 16, 2010.

YOU SHOULD READ THE PROSPECTUS, AS SUPPLEMENTED, AND THIS PROSPECTUS SUPPLEMENT NO.  1, INCLUDING THE RISK FACTORS THAT BEGIN ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is July 16, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 18, 2010

__________

Z TRIM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Illinois	001-32134	36-4197173
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1011 Campus Drive Mundelein, IL 60060 (Address of principal executive offices)		60060 (Zip code)

Registrant’s telephone number, including area code: (847) 549-6002

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                                Unregistered Sales of Equity Securities.

Betwee January 4 and July 9, 2010, Z Trim Holdings, Inc. (the “Company”) issued 2,758,641 shares of its common stock, $.00005 par value per share, upon conversion to common stock of $2.38 million principal amount of its 8% Convertible Secured Notes Due in 2010 (the “Notes”), as well as interest of $378,641 on such notes.  As a result of the conversion of the Notes into common stock, the Company has reduced its total outstanding convertible debt to $7,620,000 and increased its common stock and additional-paid-in capital by an aggregate of $2.38 million.

Following the conversion of these Notes into common stock, as of July 9, 2010, the number of shares of the Company’s common stock outstanding increased to approximately 5,258,144 shares.

The issuance of the shares of common stock upon conversion of the Notes is exempt from registration under the Securities Act of 1933, as amended, by reason of Section 3(a)(9) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.

Date: July 16, 2010	By:	/s/ Steve Cohen
Name: Steve Cohen
Title: President